EXHIBIT 2.1

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS SECOND AMENDMENT, dated as of December 12, 2007 (this “Second Amendment”), amends the Agreement and Plan of Merger, dated as of May 25, 2007 (the “Merger Agreement”), by and among Virium Pharmaceuticals Inc., a New York corporation (the “Company”), REIT Americas, Inc., a Maryland corporation (“RAI”), Virium Pharmaceuticals, Inc., a Delaware corporation and direct, wholly-owned subsidiary of RAI (“Pharmaceuticals”) and Virium Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Pharmaceuticals (“Merger Sub”).  Terms not otherwise defined herein which are defined in the Merger Agreement shall have the same respective meanings herein as therein.

WHEREAS, the parties have agreed to modify certain terms and conditions of the Merger Agreement as specifically set forth in this Second Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I.               Amendments to the Merger Agreement.

1.           The last sentence of the first paragraph of Section 2.4 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“Notwithstanding the foregoing, the number of shares acquirable pursuant to, and the exercise price of, the Company Warrants issued in connection with the Bridge Financing and the Second Bridge Financing (the “Bridge Warrants”) shall not be adjusted in connection with the Merger, and each such Bridge Warrant shall be automatically converted into a warrant to purchase an identical number of shares of Pharmaceuticals Common Stock.  For avoidance of doubt, any Company Warrant issued after the date hereof as consideration or partial consideration for an amendment to or waiver under any promissory note issued pursuant to the Bridge Financing or Second Bridge Financing shall be deemed to be a Bridge Warrant and issued “in connection with” the Bridge Financing or Second Bridge Financing (as applicable).”

2.           Section 2.5 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“At the Effective Time, Pharmaceuticals shall assume the due and punctual performance of all of the terms and conditions of each outstanding convertible promissory note issued in connection with the Bridge Financing and the Second Bridge Financing (the “Bridge Notes”) and each such Bridge Note shall, unless the conversion rights thereunder have previously expired, become convertible into the number of New Securities (as defined in the applicable Bridge Note) of Pharmaceuticals and at such Conversion Price (as defined in the applicable Bridge Note) as set forth therein.

3.           Section 3.5(b) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“Except for the notes and warrants to be issued in connection with the Bridge Financing and the Second Bridge Financing, and except as set forth in Section 3.5(b) of the Company Disclosure Letter, there are no existing options, rights, subscriptions, warrants, unsatisfied preemptive rights, calls, commitments or agreements relating to (i) the authorized and unissued capital stock of the Company, or (ii) any securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from the Company, any shares of capital stock of the Company and no such convertible or exchangeable securities or obligations are outstanding.”

4.           Section 3.22(d) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“Borrowed or agreed to borrow any funds; incurred or agreed to incur or become subject to any debts, liabilities or obligations of any kind whatsoever (other than (i) in connection with the Bridge Financing and the Second Bridge Financing, (ii) in conjunction with the negotiation and execution of this Agreement, (iii) legal, accounting, advisory and board of director fees and expenses, (iv) obligations incurred in the ordinary course of business or (v) as set forth in Section 3.22(d) of the Company Disclosure Letter); subjected or agreed to subject any of the assets or properties of the Company to any lien, security interest, charge, interest or other encumbrance or suffered such to be imposed; or guaranteed or agreed to guarantee the debts or obligations of others.”

5.           The following paragraph is added as a new Section 6(o) of the Merger Agreement:

“(o)       Pharmaceuticals shall have entered into employment agreements with James Pachence and David Holtz, substantially in the form attached hereto as Exhibit C.”

6.           The table of contents of the Merger Agreement is amended to include the following in the list of exhibits to the Merger Agreement:

“Exhibit C     Form of Employment Agreement”

7.           Section 7.1(b) of the Merger Agreement is hereby deleted in its entirety and replaced with the following (which amendment shall be deemed effective as of October 15, 2007):

“(b)  by either the Company or Parent, by written notice to the other if, for any reason, the Closing has not occurred prior to the close of business on or before March 31, 2008; provided, however, that (i) the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to the Company or Parent, as applicable, if the party seeking to terminate the Agreement is responsible for the delay;”

2

8.           The definition of Fully Diluted Basis in Section 8.1 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“ “Fully Diluted Basis” shall mean that the amount of common stock of an entity outstanding shall be determined on the basis that all outstanding options, warrants and other convertible securities shall be deemed to be fully exercised or converted (as the case may be) into common stock; providedhowever, that the notes and warrants issued by the Company in connection with the Bridge Financing and the Second Bridge Financing shall not be included in any Fully Diluted Basis calculation for purposes of this Agreement.”

9.           The definition of Original Virium Shareholders in Section 8.1 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“ “Original Virium Shareholders” shall mean all holders of shares of Company Common Stock or warrants, options or other rights to acquire Company Common Stock to the extent that such shareholder holds such shares, warrants, options or other rights as the result of transactions other than the Bridge Financing and/or the Second Bridge Financing.”

10.           The following definition is hereby added in Section 8.1 of the Merger Agreement:

“ “Second Bridge Financing” shall mean a second round of bridge financing pursuant to which certain lenders shall have provided financing for the Company in an amount of up to an aggregate of $500,000 on terms and conditions satisfactory to the Company and which may be effected pursuant to one or more sets of transaction documents in one or more tranches or closings.”

11.           Attachment 1, Form of Employment Agreement, attached hereto and made a part of this Amendment, is hereby added to the Exhibits as Exhibit C.

II.           Ratification, Etc.  Except as expressly amended hereby, all terms and conditions of the Merger Agreement, as amended, are hereby ratified and confirmed in all respects and shall continue in full force and effect.  All references to the Merger Agreement shall hereafter refer to the Merger Agreement, as amended hereby.

III.           Counterparts.  This Second Amendment may be executed in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.  The executed signature pages hereto may be delivered by facsimile or other means of electronic image transmission, such a copy of any signature page hereto shall have the same force an effect as an original thereof.

IV.           Governing Law.  This Second Amendment shall be governed by, and construed in accordance with, the laws of the State of New York (without reference to principles of conflict of laws).

 [Signature Page Follows]

3

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as a document under seal as of the date first above written.

Virium Pharmaceuticals Inc.

By:	/s/ James Pachence

Name: James Pachence Title: President and CEO

REIT Americas, Inc.

By:	/s/ F. Dale Markham

Name: F. Dale Markham Title: President

Virium Pharmaceuticals, Inc. (Delaware)

By:	/s/ F. Dale Markham

Name: F. Dale Markham Title: President

Virium Merger Sub, Inc.

By:	/s/ F. Dale Markham

Name: F. Dale Markham Title: President

4

Attachment 1

FORM OF EMPLOYMENT AGREEMENT

5

Exhibit C

Form of Employment Agreement

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of [                  ], 200__ by and between Virium Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and ____________________, an individual who resides at  __________________________________________________ (the “Executive”).

WHEREAS, the Company is engaged in the business of acquiring and developing small molecule pharmaceuticals for oncology indications (the “Business”);

WHEREAS, the Company desires to continue to employ the Executive, and the Executive desires to be employed by the Company, on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements herein set forth, the Company and the Executive agree as follows:

1.      Employment.  The Company will employ the Executive, and the Executive will serve as the ___________________ of the Company.  [The Executive will also be a member of the Board of Directors of the Company (the “Board”) so long as he is employed in this capacity.]  The Executive will perform such services customary to that office and such other duties and services as shall from time to time be reasonably assigned to him by the Board, consistent with such positions and this Agreement. It is understood that Executive may participate on up to three Boards of Directors or Advisory Boards of other companies and otherwise participate in personal investments, to the extent such activities do not materially interfere with the performance of his duties with the Company and to the extent that either (a) the Executive’s participation in any such activity was initiated prior to the date hereof or (b) the Executive has the prior approval of the Board to participate in any such activity.  The Executive will perform his duties hereunder faithfully and to the best of his abilities and in furtherance of the business of the Company and its subsidiaries, and will devote his time and energies to the business and affairs of the Company and its subsidiaries.

2.      Term.  The Executive’s employment hereunder shall be “at will” and is terminable at any time by either party, subject to the provisions of Sections 4, 5 and 6 hereof.

3.      Compensation and Other Related Matters.

(a)     Salary.  As compensation for services rendered under this Agreement, the Executive shall receive an annual salary of not less than $____________ (as may be increased pursuant to the immediately succeeding sentence, the “Base Salary”), which salary shall be paid in accordance with the Company’s then prevailing payroll practices.  The Executive’s annual salary is eligible for increase annually in accordance with the Company’s compensation practices and increases will be evaluated at the discretion of the Compensation Committee of the Board.

(b)     Bonus.  During the term of this Agreement, and at the sole discretion of the Compensation Committee of the Board, the Executive shall be eligible to receive an annual bonus up to ___________ percent (___%) of the Executive’s Annual Salary at the conclusion of each fiscal year based on the Executive and the Company successfully achieving targeted annual performance objectives (the “Annual Bonus”).  To receive such Annual Bonus, the Executive must still be employed with the Company as of December 31 of the year for which the Annual Bonus is payable and not be in breach of this Agreement.

(c)     Equity Compensation.  As of the Start Date, the Executive shall be granted a Stock Option [and Restricted Shares] under a Board approved Equity Compensation Plan (the “2007 Plan”), and pursuant to the terms and conditions of a Stock Option [and Restricted Share] Agreement in the form approved by the Company as of the date hereof and subject to amendment as set forth therein.  The Stock Option shall be for the purchase of ___________________ (XXX,XXX) shares of common stock of the Company at a price of $X.XX per share, with  XX% becoming vested and exercisable on the date of issuance, and XX% becoming vested and exercisable every month for the next three years from the date of grant and as fully defined in the Stock Option grant as long the Executive is employed by the Company on such vesting date.  [The Restricted Shares grant shall be for _____________ (XXX,XXX) shares of the common stock of the Company and shall become 50% vested one year from the Start Date and 100% vested two years from the Start Date and as fully defined in the Restricted Shares grant (except to the extent otherwise provided in Sections 5 and 6 below) as long the Executive is employed by the Company on such vesting date.]

(d)     Other Benefits.  The fringe benefits, perquisites and other benefits of employment to be provided to the Executive shall be equivalent to such benefits and perquisites as are provided to other executives of the Company having similar rank and seniority to the Executive, as those benefits are amended from time to time.  In addition, the Executive shall be entitled to participate in any other executive compensation or employee bonus plans implemented by the Company on such terms and conditions as shall have been determined by the Board.  Participation in any such benefit programs shall be subject to any applicable probationary or similar periods.

(e)     Expenses.  The Executive will be reimbursed for all reasonable out-of-pocket expenses actually incurred by him in the furtherance of his duties under this Agreement and consistent with the Company’s policies concerning the reimbursement of such expenses.  Such expenses shall be reimbursed upon submission to the Company of invoices containing original receipts for all such expenditures and upon review by the Company of the reasonable nature of such expenditures.

4.     Termination.

(a)     Disability.  If, as a result of the incapacity of the Executive due to physical or mental illness, the Executive is unable to perform the duties of his or her position of employment or any substantially similar position of employment by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, the Executive will be deemed to have a Disability.  The Company may terminate the Executive’s employment for Disability upon written notice to the Executive or the Executive’s legal representative, and such termination shall not constitute termination without Cause (as defined below) for purposes of this Agreement.

(b)     Death.  The Executive’s employment shall terminate immediately upon the death of the Executive.

(c)     Termination with Cause.  The Company shall be entitled to terminate the Executive’s employment for Cause.  “Cause” shall mean (i) the willful and continued failure by the Executive to perform substantially his duties hereunder, other than by reasons of Disability, after demand for substantial performance is delivered by the Company that identifies the manner in which the Company believes the Executive has not substantially performed his duties; (ii) the Executive will have been indicted by any federal, state or local authority in any jurisdiction for, or will have pleaded guilty or nolo contendere to, an act constituting a felony, (iii) the Executive will have habitually abused any controlled substance (such as narcotics or alcohol), or (iv) the Executive will have (A) engaged in acts of fraud, material dishonesty or gross misconduct in connection with the business of the Company, or (B) committed a material breach of this Agreement.

(d)     Termination Without Cause.  The Company shall, in its sole discretion, have the right to terminate the Executive’s employment without Cause at any time.

(e)     Resignation for Good Reason.  The Executive shall have the right to terminate his employment for “Good Reason,” which shall mean a resignation of his employment and his Separation from Service (as defined for purposes of §409A of the Internal Revenue Code) within less than one year following the initial existence of one or more of the following conditions arising without his consent:

(i)     any material reduction in his Base Salary under Section 3(a), above;

(ii)    any other material breach by the Company of any of its obligations to the Executive under this Agreement; or

(iii)   any relocation of the Executive’s primary place of employment more than 50 miles;

(iv)   any failure of the Company to have any successor to all or substantially all of the business and properties of the Company assume all of the liabilities and obligations of the Company under this Agreement (and any stock option or restricted stock agreement referred to herein, under such awards as have fully vested);

provided, in each case, that a prior written notice specifying the reasons within ninety (90) after the initial existence of the condition and an opportunity to cure such condition (if curable) shall be afforded the Company, and that “Good Reason” shall exist only if the Company shall fail to cure such condition within 31 days after its receipt of such prior written notice.

(f)     Resignation Without Good Reason.  The Executive shall have the right to resign his employment without “Good Reason” at any time upon thirty (30) days’ prior written notice to the Board (a “Resignation Notice”) in which case the Executive’s employment shall terminate upon effectiveness of such Resignation Notice unless otherwise terminated earlier pursuant to the terms of this Agreement.

5.     Compensation Upon Termination or During Disability.

(a)     Disability.  During any period of Disability, the Executive shall continue to receive his Annual Salary, less any compensation payable to the Executive under any applicable disability insurance plan during such period, until this Agreement is terminated, but in no event longer than 12 months from the date the Disability began, as determined by the Company.  Thereafter, the Executive’s benefits shall be determined under the Company’s insurance and other compensation programs then in effect, and the Company shall have no further obligation to the Executive under this Agreement, except that the Company shall pay to the Executive, or the Executive’s legal representative, as appropriate, (i) any accrued but unpaid base salary and vacation, (ii) any earned but unpaid bonus from a prior fiscal year (subject, if applicable, to the terms of any deferred compensation arrangements), and (iii) reimbursement of business expenses incurred prior to the date of termination.

(b)     Death.  In the event of the Executive’s death, the Company shall pay the Executive’s estate his Annual Salary through the date of death.  Thereafter, the Company shall have no further obligation to the Executive or the Executive’s beneficiary under this Agreement, except that the Company shall pay to the Executive’s estate (i) any earned but unpaid bonus from a prior fiscal year (subject, if applicable, to the terms of any deferred compensation arrangements), and (ii) reimbursement of business expenses incurred prior to the date of the Executive’s death.

(c)     Cause.  If the Company terminates the Executive’s employment for “Cause” as defined in Paragraph 4(c) of this Agreement, the Company shall continue to pay the Executive his Annual Salary through the date of termination of the Executive’s employment.  Thereafter, the Company shall have no further obligation to the Executive under this Agreement.

(d)     Termination Without Cause by the Company.  If the Company terminates the Executive’s employment without Cause pursuant to Paragraph 4(d) of this Agreement, under circumstances that constitute a Involuntary Separation from Service with the Company (as defined for purposes of §409A of the Internal Revenue Code), the Company shall pay the Executive that ratable amount of Annual Salary which the Executive would earn in 6 months (the “Severance Period”). Executive shall continue to participate in all other benefit plans during the Severance Period, except to the extent prohibited by law or any applicable employee benefit plan.  Thereafter, the Company shall have no further obligation to the Executive under this Agreement.  Payment of the Executive’s separation pay benefit under this Section 5(d) shall be made as follows:

(i)     Payment of the separation pay benefit shall commence as of the 30th day after the Executive’s Separation from Service, and shall continue in monthly installments thereafter until all 6 payments are made.

(ii)   In the event the value of the separation pay benefit shall exceed two times the lesser of the Executive’s annualized compensation or the maximum amount that may be taken into account for qualified plan purposes (in each case, as determined in accordance with Treas. Reg. §1.409A-1(b)(9)(iii)(A)), the excess shall not be paid as provided in (i), above, but instead shall be paid in 6 equal monthly installments commencing as of the first of the month after the date that is six months after the Executive’s Separation from Service date.

(iii)  In no event shall payments be accelerated, nor shall the Executive be eligible to defer payments to a later date.

(e)     Resignation With Good Reason.  If the Executive resigns his employment for “Good Reason” pursuant to Paragraph 4(e) of this Agreement, the Company shall pay the Executive that ratable amount of Annual Salary which the Executive would earn during the Severance Period (as defined in Section 5(d), above).  Executive shall continue to participate in all other benefit plans during the Severance Period, except to the extent prohibited by law or any applicable employee benefit plan.  Thereafter, the Company shall have no further obligation to the Executive under this Agreement.  Payment of the Executive’s separation pay benefit under this Section 5(e) shall be made in accordance with the payment provisions of Section 5(d), above.

(f)     Resignation Without Good Reason.  If the Executive resigns his employment without “Good Reason” pursuant to Paragraph 4(f) of this Agreement, the Company shall continue to pay the Executive his Annual Salary through the effective date of the Resignation Notice unless the Executive is otherwise terminated earlier pursuant to the terms of this Agreement.  Thereafter, the Company shall have no further obligation to the Executive under this Agreement.

(g)     Release of Claims.  As a condition for the payments as provided in Sections 5(d) and 5(e) above, the Executive must execute a release of all claims (including but not limited to state, federal and foreign laws) that the Executive has or may have against the Company, its directors, officers, employees, agents, representatives, its affiliated companies (incorporated or otherwise) and the members of its board of directors.  Such release shall be in such form and include such provisions as the Company may require in its reasonable discretion.  The payments provided for in Sections 5(d) and 5(e) shall not be made until such release is effective and is no longer subject to rescission under any applicable law.

6.      Change in Control.

(a)     In the event that the Executive’s employment hereunder is terminated in anticipation of, or within six (6) months following, a Change in Control (defined in Appendix A) in a termination that is governed by Section 5(d) or 5(e) (relating to terminations without Cause or for Good Reason), then in lieu of the benefits described in Section 5(d) or 5(e), the Executive shall be entitled to receive the following benefits, provided, however that for purposes of this Section 6(a), a termination will be deemed to occur “in anticipation of a Change in Control” only if it occurs after the date on which a Change in Control is formally proposed to the Company’s Board of Directors:

(i)     any outstanding Stock Option shall become fully vested and exercisable to the extent that such Stock Option was then scheduled to become vested or exercisable within one year following such event and shall remain exercisable for at least the lesser of one year following such event and the maximum stated term of such Stock Option;

(ii)    any outstanding Restricted Shares shall become fully vested to the extent that such Restricted Shares were then scheduled to become vested within one year following such event;

(iii)   the Executive shall be entitled to additional or other benefits (if any) in accordance with the applicable terms of applicable plans, programs and arrangements of the Company and its Affiliates.

(iv)   the Company shall pay the Executive that ratable amount of Annual Salary which the Executive would earn in eighteen (18) months (the “Amended Severance Period”) in lieu of the severance governed by Section 5(d) or 5(e).

(b)     Payment of the Executive’s separation pay benefit under this Section 6 shall be made as follows:

(i)     Payment of the separation pay benefit shall commence as of the 30th day after the Executive’s Separation from Service, and shall continue in monthly installments thereafter until all 18 payments are made.

(ii)    In the event the value of the separation pay benefit shall exceed two times the lesser of the Executive’s annualized compensation or the maximum amount that may be taken into account for qualified plan purposes (in each case, as determined in accordance with Treas. Reg. §1.409A-1(b)(9)(iii)(A)), the excess shall not be paid as provided in (i), above, but instead shall be paid in 18 equal monthly installments commencing as of the first of the month after the date that is six months after the Executive’s Separation from Service date.

(iii)   In no event shall payments be accelerated, nor shall the Executive be eligible to defer payments to a later date.

(c)     If any portion of the payments which the Executive has the right to receive from the Company, or any affiliated entity or successor, hereunder would constitute “excess parachute payments” (as defined in Section 280G of the Internal Revenue Code) subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, such excess parachute payments shall be reduced to the largest amount that will result in no portion of such excess parachute payments being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

7.     Agreement Not to Compete or Solicit

(a)     Covenant Not to Compete.  The Employee hereby covenants and agrees that at no time during the Term of Employment nor for a period of six (6) months (such period to be eighteen (18) months in the case of a termination resulting in payments pursuant to Section 6(a)(iv)) immediately following the termination of the Employee’s employment will he for himself or on behalf of any other person, partnership, company or corporation, directly or indirectly, acquire any financial or beneficial interest in (except as provided in the next sentence), provide consulting or other services to, be employed by, or own, manage, operate or control any entity engaged in the Business.  Notwithstanding the preceding sentence, the Employee will not be prohibited from owning less than five percent (5%) of any corporation, whether or not such corporation is in competition with the Company.

(b)     Non-Solicitation.  The Employee hereby covenants and agrees that, at all times during the Term of Employment and for a period of six (6) months (such period to be one (1) year in the case of a termination resulting in payments pursuant to Section 6(a)(ii)) immediately following the termination thereof, the Employee will not directly or indirectly employ or seek to employ any person or entity employed at that time by the Company or any of its subsidiaries, or otherwise encourage or entice such person or entity to leave such employment.

(c)     Intellectual Property.  The Executive assigns to the Company, without additional compensation, all right, title and interest in all creations, inventions, ideas, designs, copyrightable materials, trademarks, and other technology and rights (and any related improvements or modifications), whether or not subject to patent or copyright protection (collectively, “Inventions”), relating to the Business or any other activities of the Company that are conceived or developed by the Executive in the course of his employment, whether alone or with others, and, if based on Confidential Information, after the termination of this Agreement for any reason.  Such Inventions shall be the sole property of the Company and, to the maximum extent permitted by applicable law, shall be deemed “works made for hire” as the term is used in the United States Copyright Act.   The Executive may list specific technologies that are to be excluded from Intellectual Property, as listed in Exhibit A. The Executive shall provide evidence to the Company of any assignment of any specific Invention as may be requested by the Company from time to time.

8.     Confidential Information.

The Employee agrees to keep secret and retain in the strictest confidence all confidential matters which relate to the Company or any affiliate of the Company, including, without limitation, customer lists, client lists, trade secrets, pricing policies and other business affairs of the Company and any affiliate of the Company learned by him from the Company or any such affiliate or otherwise before or after the date of this Agreement, and not to disclose any such confidential matter to anyone outside the Company, or any of its affiliates, whether during or after his period of service with the Company, except as may be required in the course of a legal or governmental proceeding.  Upon request by the Company, the Employee agrees to deliver promptly to the Company upon termination of his services for the Company, or at any time thereafter as the Company may request, all Company or affiliate memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies thereof) relating to the Company’s or any affiliate’s business and all property of the Company or any affiliate associated therewith, which he may then possess or have under his control.

9.     Remedy.

(a)     Should the Employee engage in or perform, either directly or indirectly, any of the acts prohibited by Sections 7 or 8 hereof, it is agreed that any and all severance payments and related benefits hereunder shall immediately terminate and the Company will also be entitled to full injunctive relief, to be issued by any competent court of equity, enjoining and restraining the Employee and each and every other person, firm, organization, association, or corporation concerned therein, from the continuance of such violative acts. The foregoing remedies available to the Company will not be deemed to limit or prevent the exercise by the Company of any or all further rights and remedies which may be available to the Company hereunder or at law or in equity.

(b)     The Employee acknowledges and agrees that the covenants contained in this Agreement are fair and reasonable in light of the consideration paid hereunder, and the invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement will not affect the other provisions or parts hereof.  If any provision hereof is determined to be invalid or unenforceable and if any such provision will be so determined to be invalid or unenforceable by reason of the duration or geographical scope of the covenants contained therein, such duration or geographical scope, or both, will be reduced to a duration or geographical scope solely to the extent necessary to cure such invalidity.

10.    Miscellaneous.

(a)     Successors; Binding Agreement.  This Agreement and the obligations of the Company under this Agreement and all rights of the Executive under this Agreement shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided, however, that the duties of the Executive under this Agreement are personal to the Executive and may not be delegated or assigned by him.

(b)     Notice.  All notices of termination and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed by United States registered mail, return receipt requested, addressed as follows:

If to the Company:

Virium Pharmaceuticals, Inc.
116 Village Blvd., Suite 200
Princeton, NJ 08540
Attn:  Board of Directors
F:

with a copy to:

Michael Grundei, Esq.
Wiggin and Dana LLP
400 Atlantic Street
P.O. Box 110325
Stamford, CT 06911-0325
F:  (203) 363-7676

or to such other address as either party may designate by notice to the other, which notice shall be deemed to have been given upon receipt.

(c)     Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to the conflict of law rules thereof.

(d)     Waivers.  The waiver of either party hereto of any right under this Agreement or of any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right under this Agreement or of any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise.  No waiver shall be deemed to have occurred unless set forth in writing executed by or on behalf of the waiving party.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(e)     Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall otherwise remain in full force and effect.  Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope or activity, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

(f)      Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(g)     Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of either party in respect of said subject matter.

(h)     Modifications.  This Agreement may only be modified in a writing signed by both the Company and the Executive.

(i)      Headings Descriptive.  The headings of the several paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any of this Agreement.

(j)      Capacity.  The Executive represents and warrants that he is not a party to any agreement that would prohibit him from entering into this Agreement or performing fully his obligations under this Agreement.

(k)     Survival.  The obligations and rights set forth in Paragraphs 6, 7 and 8 shall survive the termination of this Agreement for any reason.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first written above.

The Company:

VIRIUM PHARMACEUTICALS, INC.

By: _____________________________________
Name:
Title:

Executive:

________________________________________
[Name]

APPENDIX A

(1)  “Affiliate” of a Person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.

(2)  “Agreement” shall mean this Employment Agreement, which includes for all purposes its Exhibits.

(3)  “Base Salary” shall have the meaning set forth in Section 3(a).

(4)  “Board shall mean the Board of Directors of the Company.

(5)  “Change in Control” shall mean the occurrence of any of the following events:

a.  any “person,” as such term is currently used in Section 13(d) of the 1934 Act, becomes (directly or indirectly) a “beneficial owner,” as such term is currently used in Rule 13d-3 promulgated under that Act, of a percentage of the Voting Securities of the Company, measured either by number of Voting Securities or by number of votes entitled to be cast, that is at least 30 percentage points larger than the percentage (if any) of the Voting Securities of the Company, measured in either fashion, that such person beneficially owned (directly or indirectly) on the Effective Date, unless the acquisition of such Voting Securities is approved by a majority of Incumbent Directors (as defined below);

b.  a majority of the Board consists of individuals other than “Incumbent Directors,” which term means the members of the Board on the Effective Date; provided that any individual becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director; or

c.  (x) the Company combines with another entity and is the surviving entity, or (y) all or substantially all of the assets or business of the Company is disposed of pursuant to a sale, merger, consolidation, liquidation or other transaction or series of transactions, in each of cases (x) or (y), unless the holders of Voting Securities of the Company immediately prior to such combination, sale, merger, consolidation, liquidation or other transaction or series of transactions (collectively, a “Triggering Event”) own, directly or indirectly and immediately following such Triggering Event, more than fifty percent (50%) of the Voting Securities (measured both by number of securities and by voting power) of: (q) in the case of a combination in which the Company is the surviving entity, the surviving entity and (r) in any other case, the entity (if any) that succeeds to substantially all of the business and assets of the Company.

(6)   “Code” shall mean the Internal Revenue Code of 1986, as amended.  Any reference to a particular section of the Code shall include any provision that modifies, replaces or supersedes such section.

(7)   “Company” shall have the meaning set forth in the preamble to this Agreement.

(8)   “Executive” shall have the meaning set forth in the preamble to this Agreement.

(9)   “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan, or other person or entity.

(10)  “Proceeding” shall mean any actual, threatened or reasonably anticipated action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate, formal, informal or other.

(11)   “Restricted Shares” shall mean any compensatory restricted securities of the Company or any of its Affiliates; any compensatory share units, phantom securities or analogous rights granted by or on behalf of the Company or any of its Affiliates; and any security or right received in respect of any of the foregoing securities or rights.

(12)  “Start Date” shall have the meaning specified in Section 2.

(13)  “Stock Option” shall mean any compensatory option to acquire securities of the Company or of any of its Affiliates; any compensatory stock appreciation right, phantom stock option or analogous right granted by or on behalf of the Company or any of its Affiliates; and any security or right received in respect of any of the foregoing options or rights.

(14)  “Term of Employment” shall mean the period specified in Section 2.

(15)  “Termination Date” shall mean the date on which the Executive’s employment hereunder terminates in accordance with this Agreement.

(16)  “Voting Securities” shall mean issued and outstanding securities of any class or classes having general voting power, under ordinary circumstances in the absence of contingencies, to elect one or more members of the Board of the issuer.